Exhibit 99.1

NeoPharm, Inc. Announces Third Quarter 2008 Financial Results

Pipeline Progress Continues

LAKE BLUFF, Ill.--(BUSINESS WIRE)--November 12, 2008--NeoPharm, Inc. (NASDAQ: NEOL), today announced its third quarter 2008 financial results.

For the third quarter ended September 30, 2008, NeoPharm reported a net loss of $2.4 million, or ($0.08) per basic and diluted share, as compared to a net loss of $881,000, or ($0.03) per share, for the same period last year. The net loss for the third quarter of 2007 would have been $2.9 million, or ($0.10) per share, absent a one-time credit of other income of $2.0 million, or $0.07 per diluted share. For the nine months ended September 30, 2008, NeoPharm reported a net loss of $6.0 million, or ($0.21) per basic and diluted share, compared to a net loss of $9.9 million, or ($0.35) per share, for the same period last year. The decrease in the Company’s net loss is primarily attributed to the aggressive restructuring the Company undertook in 2007 and 2008 that is now completed.

During the third quarter, the Company allocated $2.2 million in cash to its operations versus $1.3 million in the second quarter of 2008. The increase is primarily attributable to increased spending on clinical trials and research and development. NeoPharm anticipates future cash consumption levels to increase consistent with the advancement and progression of its clinical trials and other preclinical development activities, as well as for final payments related to previous drug product candidates’ trial obligations. Despite these anticipated disbursements, with $13.8 million in cash and other investments net of short-term borrowings as of the end of the third quarter, the Company reaffirmed its estimate that it has adequate resources to fund its operations through most of 2009.

“I am pleased to report that we have made substantial progress over the last eighteen months in advancing our drug candidate pipeline through the development cycle. Most recently, we announced a Cintredekin Besudotox (CB)-related CRADA with the National Institute of Neurological Diseases and Stroke, a part of the National Institutes of Health for clinical research on CB for untreatable brain diseases in humans,” commented Laurence P. Birch, President and Chief Executive Officer of NeoPharm. “Our focus never wavers from our goal of maximizing the value of our pipeline of drug product candidates, and I look forward to updating you on additional clinical developments for the Company in the weeks and months ahead.”

“Our clinical program is now progressing at a faster pace and while it is still too early to discuss preliminary results, we anticipate the release of meaningful data points on our Phase II LEP trials in recurrent breast cancer and Phase I trial of LE-DT, a novel liposomal modality of treatment with docetaxel, the active ingredient of Taxotere®, in solid tumors. We are encouraged with the clinical data so far and we project completion of these trials by the end of 2008 or early 2009,” commented Dr. Rahman, Chief Scientific Advisor.

Drug Candidate Pipeline Update

Cintredekin Besudotox, IL13-PE38QQR, for Glioblastoma Multiforme

NeoPharm signed a contract with SIRO ClinPharm during the third quarter of 2008 to oversee a planned initial confirmatory Phase III trial for its drug product candidate Cintredekin Besudotox (IL13-PE38QQR) (“IL-13”), for the treatment of patients suffering from Recurrent Glioblastoma Multiforme (GBM). This Phase III trial is projected to begin enrolling the first of an expected 45 patients by the end of calendar 2008.

NeoPharm anticipates that this Phase III trial will generate substantial data by the end of calendar year 2009. The Company will evaluate the results from this initial confirmatory trial to decide whether to expand the Phase III trial into a multinational, multicenter trial to increase the patients’ database, with the goal of satisfying the FDA’s requirements for a Cintredekin Besudotox BLA submission.

LEP-ETU, Liposomal Encapsulated Paclitaxel

In March 2008, the Company initiated a Phase II open-label, multicenter outpatient study for LEP-ETU, Liposomal Paclitaxel, designed to evaluate the anti-tumor effect and safety/tolerability of LEP-ETU in metastatic breast cancer. Targeted enrollment for the trial is scheduled to be completed by the end of 2008 or early 2009.

LE-DT, Liposomal Encapsulated Taxotere®

NeoPharm has begun enrolling patients at TGen Clinical Research Services at Scottsdale Healthcare and at The Lombardi Comprehensive Cancer Center at Georgetown University in a multi-center Phase I clinical trial for LE-DT, a novel, proprietary liposomal delivery system of docetaxel, the active ingredient of Taxotere®, for the treatment of patients with metastatic solid cancer. We are currently targeting the fourth quarter of 2008 for completion of the LE-DT Phase I trial.

Cintredekin Besudotox, IL13-PE38QQR, for Idiopathic Pulmonary Fibrosis

NeoPharm has licensed IL13-PE38 from NIH, FDA, and University of Michigan as a potential therapeutic agent for the treatment of pulmonary fibrosis and asthma. NeoPharm’s collaborators have completed extensive preclinical studies in animal models for the control and reversal of pulmonary fibrosis with this agent. Preclinical studies relating to asthma have also been performed.

In the third quarter of 2008, the Company entered into an agreement with Lovelace Respiratory Research Institute for the completion of a two week inhalation toxicology study designed to provide a detailed preclinical evaluation of this product through nebulization to fully characterize the physio-chemical behavior of the nebulized product. Assuming favorable results from this study, NeoPharm anticipates filing an IND related to IL13-PE38 IPF during the first quarter of 2009.

LE-rafAON, for Pancreatic Cancer with Gemcitabine

The Company is currently on target to complete IND submission for LE-rafAON by the end of the fourth quarter of 2008. All preclinical studies related to the IND submission are completed, and preclinical data is positive. NeoPharm is in the process of developing clinical protocol of Phase I and II for pancreatic cancer with Gemcitabine.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information can be obtained by visiting NeoPharm’s web site at www.neopharm.com.

Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s strategic review of projects and operations, the Company's drug development programs, the initiation, progress and outcomes of clinical trials of the Company's drug product candidates, including, but not limited to, the possibility of initiating a Phase III confirmatory trial for Cintredekin Besudotox and advancing, the other drug product candidates, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company's drug compounds including, but not limited to, the Company's ability to fund and pursue additional testing of Cintredekin Besudotox and its NeoLipid drug product candidates, uncertainty regarding the outcomes of ongoing or potential clinical studies, the Company's financial guidance and projections, the Company's ability to evaluate the strategic alternatives available to the Company and to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug compounds, including, but not limited to, Cintredekin Besudotox and its NeoLipid drug product candidates, that could slow or prevent products coming to market, uncertainty regarding the Company's ability to market its drug products, including, but not limited to Cintredekin Besudotox and its NeoLipid drug product candidates, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company's most recent annual report on Form 10-K for the calendar year ended December 31, 2007, as the same may be subsequently updated by the Company in its quarterly reports on Form 10-Q. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NEOPHARM, INC.
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2008 and September 30, 2007

	Three Months Ended		Nine Months Ended
	(unaudited)		(unaudited)
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Total revenue	$-	$-	$-	$-

Expenses:
Research and development	1,454,000	1,668,000	3,291,000	6,175,000
Selling, general, and administrative	1,056,000	1,254,000	3,572,000	6,033,000
Employee termination costs	-	-	-	555,000
Facility consolidation costs	-	296,000	(64,000)	296,000
Gain on sale of equipment and furniture	(41,000)	-	(350,000)	-
Total Expenses	2,469,000	3,218,000	6,449,000	13,059,000
Loss from operations	(2,469,000)	(3,218,000)	(6,449,000)	(13,059,000)

Other income	-	2,000,000	-	2,000,000
Net Interest income	58,000	337,000	453,000	1,110,000
Net loss	$(2,411,000)	$(881,000)	$(5,996,000)	$(9,949,000)
Net loss per share - basic and diluted	$(0.08)	$(0.03)	$(0.21)	$(0.35)
Weighted average shares outstanding - basic and diluted	28,492,954	28,377,120	28,490,910	28,189,815

	Selected Balance Sheet data
			September 30, 2008	December 31, 2007
			(unaudited)

Cash, cash equivalents and available for sale securities (current)			5,364,000	20,781,000
Available for sale securities (non-current)			13,476,000	-
Total assets			20,296,000	22,252,000
Short-term debt			5,042,000	-
Total current liabilities			8,791,000	3,925,000
Accumulated deficit			(1,224,000)	(272,234,000)
Total stockholders' equity			11,445,000	18,253,000

CONTACT:
NeoPharm, Inc.
Laurence P. Birch
President & CEO
847-887-0800
lbirch@neopharm.com